Exhibit 99.1



                        Point Therapeutics to Present at
                      Upcoming Conferences in New York City

                           Presentations to be Webcast


     BOSTON--(BUSINESS WIRE)--Nov. 3, 2006--Point Therapeutics, Inc. (NASDAQ:POTP) announced that Don Kiepert, President and CEO, will present at the Rodman & Renshaw 8th Annual Healthcare Conference on Tuesday, November 7, 2006 at 9:30 a.m. Eastern Time and at the CIBC World Markets 17th Annual Healthcare Conference on Wednesday, November 8, 2006 at 11:30 a.m. Eastern Time. Mr. Kiepert will review key research and development accomplishments and discuss ongoing corporate initiatives. The Rodman and Renshaw Conference will be held at the New York Palace Hotel, and the CIBC conference will be held at the Waldorf-Astoria. Live Webcasts of the presentations will be available on the Company's Web site, www.pther.com, and will be archived for 90 days.

     About Point Therapeutics, Inc.:

     Point is a Boston-based biopharmaceutical company developing a portfolio of dipeptidyl peptidase (DPP) inhibitors for use in cancer, type 2 diabetes and as vaccine adjuvants. Point is currently studying its lead product candidate, talabostat, in two Phase 3 trials in non-small cell lung cancer. Point is also studying talabostat in several Phase 2 trials, including as a single-agent in metastatic melanoma, in combination with cisplatin in metastatic melanoma, in combination with rituximab in advanced chronic lymphocytic leukemia, and in combination with gemcitabine in metastatic pancreatic cancer.


    CONTACT: Point Therapeutics, Inc.
             Sarah Cavanaugh, 617-933-7508
             Director, Corporate Communications